Exhibit 12.1

Carolina Financial Corporation

Ratio of Earnings to Combined Fixed Charges and Preference Dividends

	With Interest Expense-Deposits						Without Interest Expense-Deposits
	Nine Months Ended September 30,	Years Ended December 31,					Nine Months Ended September 30,	Years Ended December 31,
	2017	2016	2015	2014	2013	2012	2017	2016	2015	2014	2013	2012
Earnings:
Pretax earnings	30,895	25,418	21,480	11,759	26,204	27,273	30,895	25,418	21,480	11,759	26,204	27,273
Fixed charges- with interest expense-deposits	8,801	8,753	6,604	5,602	5,718	7,513	2,589	2,781	2,237	2,119	2,379	3,335
Earnings-with interest expense-deposits	39,696	34,171	28,084	17,361	31,922	34,786	33,484	28,199	23,717	13,878	28,583	30,608

Fixed charges:
Interest expense-deposits	6,212	5,972	4,367	3,483	3,339	4,178	—	—	—	—	—	—
Interest expense-borrowings	2,589	2,781	2,237	2,119	2,379	3,335	2,589	2,781	2,237	2,119	2,379	3,335
Amortization of debt issuance costs	—	—	—	—	—	—	—	—	—	—	—	—
Rental expense deemed to be interest	—	—	—	—	—	—	—	—	—	—	—	—
Fixed charges	8,801	8,753	6,604	5,602	5,718	7,513	2,589	2,781	2,237	2,119	2,379	3,335
Dividends on preferred stock	—	—	—	—	—	—	—	—	—	—	—	—
Combined Fixed Charges and Preference Dividends	8,801	8,753	6,604	5,602	5,718	7,513	2,589	2,781	2,237	2,119	2,379	3,335

Ratio of Earnings to Combined Fixed Charges and Preference Dividends	4.51	3.90	4.25	3.10	5.58	4.63	12.93	10.14	10.60	6.55	12.01	9.18